UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2010 (June 25, 2010)

Pain Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29959	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Bridgepointe Parkway, Suite 500

San Mateo, CA 94404

(Address of principal executive offices, including zip code)

650-624-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 25, 2010 Pain Therapeutics, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Collaboration Agreement and License Agreement between the Company and King Pharmaceuticals, Inc. (“King”), each dated as of December 29, 2005. Under the terms of the Amendment, the ex-U.S. royalty rate that the Company would receive on products covered by the License Agreement (“Covered Products”) would be set at 10% on all net sales of such products, including REMOXY™, outside the United States. The royalty rates for U.S. net sales of Covered Products remain unchanged, with such rates being 15% of net sales until achievement of cumulative net sales for Covered Products of $1.0 billion, at which time the royalty rate on U.S. net sales becomes 20%. Under the terms of the Amendment, ex-U.S. net sales of Covered Products are excluded from determining when the $1.0 billion of Covered Product net sales has been achieved. The Amendment further provides for King to assume development efforts for one non-REMOXY product candidate within the Covered Products.

Under the terms of the Amendment, King is obligated to pay to the Company a non-refundable, one-time cash payment of $5,000,000 by the end of July 2010. Such payment does not affect the timing or amount of other milestone payments already provided in the Collaboration Agreement.

The Company expects to file a copy of the Amendment with its Quarterly Report on Form 10-Q for the second quarter of 2010. For a description of the terms of the Collaboration Agreement and License Agreement, and filed copies of such agreements, please refer to the Company’s Annual Report on Form 10-K and Exhibits 10.6 and 10.7 of such report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pain Therapeutics, Inc..

Dated: June 28, 2010	By:	/S/ PETER S. RODDY
Peter S. Roddy
Vice President and Chief Financial Officer